NW Natural Gas Storage, LLC
Long Term Incentive Plan

Purpose
The success of NW Natural Gas Storage, LLC (NWNGS or the Company) is dependent upon its ability to attract and retain the services of key executives of the highest competence and to provide incentives for superior performance. The purpose of the Long-Term Incentive Plan (LTIP) is to motivate participants to achieve long-term performance goals for the business and provide rewards for successful achievement.

Eligibility
NWNGS executives and other key employees (Participants) designated by the NWNGS Board of Directors (BOD) are eligible to participate in this LTIP. For all purposes of this LTIP, a person who is an employee of Northwest Natural Gas Company (NW Natural) on full-time assignment to NWNGS shall be considered to be employed by NWNGS during the period of that full-time assignment.

NW Natural Oversight
If the President of NWNGS is considered by NW Natural to be an executive officer of NW Natural for purposes of public disclosure, any decision of the BOD under this LTIP that affects an award to the President shall be subject to and conditioned upon the approval of that decision by the Organization and Executive Compensation Committee of the Board of Directors of NW Natural.

Award Cycles
A new Award Cycle will begin on January 1 of each year and continue to December 31, three years hence.

As soon as practical following the beginning of each Award Cycle, Exhibits A and B will be approved by the BOD for that cycle. Exhibit A will identify the Participants and their Target LTIP Awards for the Award Cycle and Exhibit B will describe the performance criteria used to determine the LTIP Performance Factor for the Award Cycle. New Participants may be added after the initial designation of Participants for an Award Cycle if approved by the BOD. Participants in these situations would be eligible for pro-rated award amounts.

LTIP Payout Formula
The amount to be paid to each Participant pursuant to this LTIP for each Award Cycle shall be calculated as follows:

LTIP Performance Factor	X	Participant’s Target LTIP Award	=	LTIP Award Payout

LTIP Award Payouts shall not exceed 200% of the Participant’s Target LTIP Award.

LTIP Award Payouts will be paid in cash no later than the March 15 following the end of the Award Cycle.

Employment Condition
A Participant must be employed by NWNGS on the last day of an Award Cycle in order to receive an LTIP Award Payout for that Award Cycle unless the Participant is eligible for a prorated LTIP Award Payout. Eligibility for a prorated LTIP Award Payout occurs when a Participant has been employed by NWNGS for at least 6 months of an Award Cycle but the Participant’s employment is terminated prior to the end of the Award Cycle due to one of the following: Retirement (unless such Retirement results from a termination of the Participant’s employment for Cause), disability, transfer of employment or full-time assignment to Northwest Natural or another subsidiary of NW Natural, or death. Prorated awards will be determined by prorating the Participant’s LTIP Award Payout by the number of days employed by NWNGS during the Award Cycle.

“Retirement” shall mean termination of employment with NWNGS after Participant is (a) age 62 with at least five years of service as an employee of NW Natural and its subsidiaries, including NWNGS, or (b) age 55 with age plus years of service (including fractions) as an employee of NW Natural and its subsidiaries, including NWNGS, totaling at least 70.

“Cause” shall mean (a) the willful and continued failure by a Participant to perform substantially the Participant’s assigned duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Participant by the Company which specifically identifies the manner in which the Participant has not substantially performed such duties, (b) willful commission by a Participant of an act of fraud or dishonesty resulting in economic or financial injury to the Company, (c) willful misconduct by a Participant that substantially impairs the Company’s business or reputation, or (d) willful gross negligence by a Participant in the performance of his or her duties.

Tax Withholding
The LTIP Award Payouts are considered ordinary income and therefore subject to withholding for taxes at the time of distribution.

Change-in-Control
If a Change in Control occurs, the LTIP Performance Factor for all unfinished Award Cycles shall be deemed to be 100%, and Participants in each of those Award Cycles shall within 5 business days after the Change in Control receive prorated LTIP Award Payouts determined by prorating based on the portion of the Award Cycle that elapsed up to the date of the Change in Control.

“Change in Control” shall mean the occurrence of any of the following events:
(a)    The consummation of:

(1)
any consolidation, merger or plan of share exchange involving the Company (a “Merger”) as a result of which NW Natural or a subsidiary of NW Natural does not continue to hold at least 50% of the combined voting power of the outstanding securities ordinarily having the right to vote for the election of directors (“Voting Securities”) of the surviving corporation immediately after the Merger; or

(2)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company; or

(b)
Any person (as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Company or any employee benefit plan sponsored by the Company) other than NW Natural or a subsidiary of NW Natural (a “Person”) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing more than fifty percent (50%) of the combined voting power of the then outstanding Voting Securities of the Company.

With respect to awards under this Plan to the President of the Company (and not to any other Participant), a “Change in Control” shall also include the following events:
(c)    The consummation of:

(1)
any consolidation, merger or plan of share exchange involving NW Natural (an “NWN Merger”) as a result of which the holders of outstanding Voting Securities of NW Natural immediately prior to the NWN Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the NWN Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the NWN Merger; or

(2)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of NW Natural;

(d)
At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of NW Natural (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office; or

(e)	Any Person shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than NW

Natural, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of Voting Securities representing twenty percent (20%) or more of the combined voting power of the then outstanding Voting Securities of NW Natural.
Administration
The Plan shall be administered by the BOD. Except to the extent provided under “NW Natural Oversight” above, the BOD shall have the exclusive authority and responsibility for all matters in connection with the operation and administration of the Plan. Except to the extent provided under “NW Natural Oversight” above, decisions by the BOD shall be final and binding upon all parties affected by the Plan, including the beneficiaries of Participants.

The BOD may rely on information and recommendations provided by management. The BOD may delegate to management the responsibility for decisions that it may make or actions that it may take under the terms of the Plan, subject to the BOD’s reserved right to review such decisions or actions and modify them when necessary or appropriate under the circumstances. The BOD shall not allow any employee to obtain control over decisions or actions that affect that employee’s Plan benefits.

Recoupment on Earnings Restatement
If at any time before a Change in Control and within three years after the payment of LTIP Award Payouts for an Award Cycle that included performance goals measured by reported financial results, NWNGS’s financial statements for any year in the Award Cycle are the subject of a restatement due to the Misconduct of any person, each Participant who received an LTIP Award Payout for that Award Cycle (whether or not such Participant was personally involved in such Misconduct) shall repay to the Company the Excess LTIP Award Compensation (as defined below). For purposes of this LTIP, “Excess LTIP Award Compensation” for any Participant means the positive difference, if any, between (i) the Participant’s LTIP Award Payout as originally calculated, and (ii) the Participant’s LTIP Award Payout as recalculated with the results for the NWNGS performance goals being based on NWNGS’s financial statements as restated. Excess LTIP Award Compensation shall not include any amounts in respect of NWNGS performance goals that are not measured in whole or in part on financial results reported in the Company’s financial statements. The Committee may, in its sole discretion, reduce the amount of Excess LTIP Award Compensation to be repaid by any Participant to take into account the tax consequences of such repayment for the Participant.

NWNGS may seek direct repayment from the Participant of the Excess LTIP Award Compensation and may, to the extent permitted by applicable law, offset such Excess LTIP Award Compensation against any compensation or other amounts owed by NWNGS to the Participant. In particular, Excess LTIP Award Compensation may be recovered by offset against the after-tax proceeds of deferred compensation payouts under NW Natural’s Deferred Compensation Plan for Directors and Executives (DCP). Excess LTIP Award Compensation that remains unpaid for more than 60 days after demand by NWNGS shall accrue interest at the rate used from time to time for crediting interest under the DCP.

“Misconduct” shall mean (a) willful commission by any person of an act of fraud or dishonesty or (b) willful gross negligence by any person in the performance of his or her duties.
Amendments and Termination
The BOD has the power to terminate this Plan at any time or to amend this Plan at any time and in any manner that it may deem advisable.